Exhibit 10.6
MORTGAGE, ASSIGNMENT OF RENTS,
SECURITY AGREEMENT AND
FIXTURE FILING
(Emerald View)

by

KBSII EMERALD VIEW, LLC,
a Delaware limited liability company,
as Mortgagor

and

Bank of America, N.A.,
a national banking association,
as Mortgagee,
in its capacity as administrative agent for the Lenders identified below

This document serves as a Fixture Filing under the Florida Uniform Commercial Code.

Mortgagor’s Organizational Identification Number is DE 4893574.

NOTICE TO RECORDER:  This Mortgage, Assignment of Rents, Security Agreement and Fixture Filing secures out-of-state indebtedness in the principal amount of $500,000,000.00; this same indebtedness is also secured by other mortgages and deeds of trust encumbering real and personal property located in other jurisdictions.  The value of the Florida mortgaged property subject to this Mortgage and securing the indebtedness is $33,300,000.00, and the aggregate value of all the mortgaged property, wherever located, is $1,203,700,000, so that the Florida mortgaged property subject to this Mortgage represents approximately 2.76647005% of all such collateral.  Florida nonrecurring intangible personal property taxes in the amount of $27,664.70 (based on said percentage of the secured indebtedness, or $13,832,350.25), and Florida documentary stamp taxes in the amount of $116,550.00 (based on the $33,300,000.00 value of the Florida mortgaged property subject this Mortgage), are being paid for upon recordation of this Mortgage in the Public Records of Palm Beach County, Florida.

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MORTGAGE, ASSIGNMENT OF RENTS, SECURITY AGREEMENT AND FIXTURE FILING
(Emerald View)

This Mortgage, Assignment of Rents, Security Agreement and Fixture Filing (Emerald View) is made as of March 29, 2018, by KBSII Emerald View, LLC, a Delaware limited liability company (herein referred to as “Mortgagor”), whose address is c/o KBS Capital Advisors LLC, 800 Newport Center Drive, Suite 700, Newport Beach, California 92660, Attention: Todd Smith and c/o KBS Capital Advisors LLC, 3003 Washington Blvd., Suite 950, Arlington, VA 22201, Attention: Allen Aldridge, to Bank of America, N.A., a national banking association, whose address is 520 Newport Center Drive, Suite 1100, Newport Beach, California 92660, as mortgagee, in its capacity as administrative agent, and its successors and assigns or any successor administrative agent (“Mortgagee”) for the lenders (each, a “Lender” and collectively, “Lenders”) from time to time party to that certain Loan Agreement of even date herewith, as amended (the “Loan Agreement”) among Borrower (as defined below), Lenders and Administrative Agent.
Recitals
Mortgagor has requested that Lenders make the Loan (as hereinafter defined) to Borrower (as hereinafter defined). As a condition precedent to making the Loan, Lenders have required that Mortgagor execute and deliver this Mortgage, Assignment of Rents, Security Agreement and Fixture Filing to Mortgagee.
Grants and Agreements
Now, therefore, in order to induce Lenders to make the Loan to Borrower, Mortgagor agrees as follows:
Article I
Definitions.
As used in this Mortgage, the terms defined in the Preamble hereto shall have the respective meanings specified therein, and the following additional terms shall have the meanings specified:
“Accessories” means all fixtures, equipment, systems, machinery, furniture, furnishings, appliances, inventory, goods, building and construction materials, supplies and other articles of personal property, of every kind and character, tangible and intangible (including software embedded therein), now owned or hereafter acquired by Mortgagor, which are now or hereafter attached to or situated in, on or about the Land or Improvements, or used in or necessary to the complete and proper planning, development, use, occupancy or operation thereof, or acquired (whether delivered to the Land or stored elsewhere) for use or installation in or on the Land or Improvements, and all Additions to the foregoing, all of which are hereby declared to be permanent accessions to the Land.
“Accounts” means all accounts of Mortgagor within the meaning of the Uniform Commercial Code of the State, derived from or arising out of the use, occupancy or enjoyment of the Property or for services rendered therein or thereon.
“Additions” means any and all alterations, additions, accessions and improvements to property, substitutions therefor, and renewals and replacements thereof.
“Borrower” means individually and collectively, Mortgagor, KBSII 100-200 Campus Drive, LLC, a Delaware limited liability company, KBSII 300-600 Campus Drive, LLC, a Delaware limited liability company, KBSII Willow Oaks, LLC, a Delaware limited liability company, KBSII Pierre LaClede Center, LLC, a Delaware limited liability company, KBSII 445 South Figueroa, a Delaware limited liability company, KBSII Granite Tower, LLC, a Delaware limited liability company, and KBSII Fountainhead, LLC, a Delaware limited liability company.

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“Claim” means any liability, suit, action, claim, demand, loss, expense, penalty, fine, judgment or other cost of any kind or nature whatsoever, including fees, costs and expenses of attorneys, consultants, contractors and experts.
“Condemnation” means any taking of title to, use of, or any other interest in the Property under the exercise of the power of condemnation or eminent domain, whether temporarily or permanently, by any Governmental Authority or by any other Person acting under or for the benefit of a Governmental Authority.
“Condemnation Awards” means any and all judgments, awards of damages (including severance and consequential damages), payments, proceeds, settlements, amounts paid for a taking in lieu of Condemnation, or other compensation heretofore or hereafter made, including interest thereon, and the right to receive the same, as a result of, or in connection with, any Condemnation or threatened Condemnation.
“Contract of Sale” means any contract for the sale of all or any part of the Property or any interest therein, whether now in existence or hereafter executed by Mortgagor.
“Default” means an event or circumstance which, with the giving of Notice or lapse of time, or both, would constitute an Event of Default under the provisions of this Mortgage.
“Design and Construction Documents” means, collectively, (a) all contracts for services to be rendered, work to be performed or materials to be supplied in the development of the Land or the construction or repair of Improvements, including all agreements with architects, engineers or contractors for such services, work or materials; (b) all plans, drawings and specifications for the development of the Land or the construction or repair of Improvements; (c) all permits, licenses, variances and other rights or approvals issued by or obtained from any Governmental Authority or other Person in connection with the development of the Land or the construction or repair of Improvements; and (d) all amendments of or supplements to any of the foregoing.
“Dispute” means any controversy, claim or dispute between or among the parties to this Mortgage, including any such controversy, claim or dispute arising out of or relating to (a) this Mortgage, (b) any other Loan Document, (c) any related agreements or instruments, or (d) the transaction contemplated herein or therein (including any claim based on or arising from an alleged personal injury or business tort).
“Encumbrance” means any Lien, easement, right of way, roadway (public or private), condominium regime, cooperative housing regime, condition, covenant or restriction (including any covenant, condition or restriction imposed in connection with any condominium development or cooperative housing development), Lease or other matter of any nature that would affect title to the Property.
“Environmental Agreement” means the Environmental Indemnification and Release Agreement of even date herewith by and between Mortgagor and Mortgagee pertaining to the Property, as the same may from time to time be extended, amended, restated or otherwise modified.
“Event of Default” means an event or circumstance specified in Article VI and the continuance of such event or circumstance beyond the applicable grace and/or cure periods therefor, if any, set forth in Article VI.
“Expenses” means all fees, charges, costs and expenses of any nature whatsoever incurred at any time and from time to time (whether before or after an Event of Default) by Mortgagee in making, funding, administering or modifying the Loan, in negotiating or entering into any “workout” of the Loan, or in exercising or enforcing any rights, powers and remedies provided in this Mortgage or any of the other Loan Documents, including reasonable attorneys’ fees actually incurred, court costs, receiver’s fees,

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management fees and costs incurred in the repair, maintenance and operation of, or taking possession of, or selling, the Property.
“Future Advances” means any loan of money from Lenders to Mortgagor made within twenty (20) years from the date hereof. The total amount of such loan or loans may increase or decrease from time to time, but the total unpaid aggregate balance secured by this Mortgage at any one time shall not exceed $500,000,000, plus interest thereon, and any disbursements made for the payment of the Property Assessments (whether taxes, levies or otherwise), insurance, or other liens on the Property, with interest on such disbursements. Lenders have no obligation whatsoever, to make a Future Advance.
“Governmental Authority” means any governmental or quasi-governmental entity, including any court, department, commission, board, bureau, agency, administration, service, district or other instrumentality of any governmental entity.
“Guarantor” means KBS REIT Properties II, LLC, a Delaware limited liability company, and its personal representatives, successors and assigns.
“Guaranty” means the Guaranty Agreement of even date herewith executed by Guarantor for the benefit of Mortgagee, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.
“Improvements” means all buildings, structures and other improvements now or hereafter existing, erected or placed on the Land, together with any on-site improvements and off-site improvements in any way used or to be used in connection with the use, enjoyment, occupancy or operation of the Land.
“Insurance Proceeds” means the insurance claims under and the proceeds of any and all policies of insurance covering the Property or any part thereof, including all returned and unearned premiums with respect to any insurance relating to such Property, in each case whether now or hereafter existing or arising.
“Land” means the real property described in Exhibit A attached hereto and made a part hereof.
“Laws” means all federal, state and local laws, statutes, rules, ordinances, regulations, codes, licenses, authorizations, decisions, injunctions, interpretations, orders or decrees of any court or other Governmental Authority having jurisdiction as may be in effect from time to time.
“Leases” means all leases, license agreements and other occupancy or use agreements (whether oral or written), now or hereafter existing, which cover or relate to the Property or any part thereof, together with all options therefor, amendments thereto and renewals, modifications and guaranties thereof, including any cash or security deposited under the Leases to secure performance by the tenants of their obligations under the Leases, whether such cash or security is to be held until the expiration of the terms of the Leases or applied to one or more of the installments of rent coming due thereunder.
“Letter of Credit” means any letter of credit issued by Mortgagee for the account of Mortgagor or its nominee in connection with the development of the Land or the construction of the Improvements, together with any and all extensions, renewals or modifications thereof, substitutions therefor or replacements thereof.
“Lien” means any mortgage, deed of trust, pledge, security interest, assignment, judgment, lien or charge of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction.
“Loan” means the loan from Lenders to Borrower, the repayment obligations in connection with which are evidenced by the Note(s).

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“Loan Agreement” means the Loan Agreement of even date herewith among Borrower, Mortgagee and Lenders which sets forth, among other things, the terms and conditions upon which the proceeds of the Loan will be disbursed, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.
“Loan Documents” means this Mortgage, the Note, the Guaranty, the Environmental Agreement, the Loan Agreement, any Swap Contract, any application or reimbursement agreement executed in connection with any Letter of Credit, and any and all other documents which Borrower, Guarantor or any other party or parties have executed and delivered, or may hereafter execute and deliver, to evidence, secure or guarantee the Obligations, or any part thereof, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.
“Mortgage” means this Mortgage, Assignment of Rents, Security Agreement and Fixture Filing (Emerald View), as the same may from time to time be extended, renewed, amended, restated, supplemented or otherwise modified.
“Note” or “Notes” mean (i) one or more promissory notes made by Borrower and payable to the order of each of the Lenders in the aggregate face principal amount of Five Hundred Million and No/100 Dollars ($500,000,000.00), and each bearing interest as provided in the Loan Agreement, and (ii) all other promissory notes given in substitution thereof or in modification, supplement, increase, renewal or extension thereof, in whole or in part, whether one or more, as any or all of such promissory notes may from time to time be renewed, extended, supplemented, increased or modified. Additionally, the Notes provide that the principal balance evidenced thereby shall bear interest at a floating rate of interest subject to change from time to time.
“Notice” means a notice, request, consent, demand or other communication given in accordance with the provisions of Section 8.8 of this Mortgage.
“Obligations” means all present and future debts, Future Advances, obligations and liabilities of Borrower (or any of them) to Mortgagee and/or Lenders arising pursuant to, and/or on account of, the provisions of this Mortgage, the Notes or any of the other Loan Documents, including the obligations: (a) to pay all principal, interest, late charges, prepayment premiums (if any) and other amounts due at any time under the Notes; (b) to pay all Expenses, indemnification payments, fees and other amounts due at any time under this Mortgage or any of the other Loan Documents, together with interest thereon as herein or therein provided; (c) to pay and perform all obligations of Borrower (or any of them) under any Swap Contract; (d) to perform, observe and comply with all of the other terms, covenants and conditions, expressed or implied, which Mortgagor is required to perform, observe or comply with pursuant to this Mortgage or any of the other Loan Documents; and (e) to pay and perform all future advances and other obligations that Mortgagor or any successor in ownership of all or part of the Property may agree to pay and/or perform (whether as principal, surety or guarantor) for the benefit of Mortgagee, when a writing evidences the parties’ agreement that the advance or obligation be secured by this Mortgage.
“Permitted Encumbrances” means (a) any matters set forth in any policy of title insurance issued to Mortgagee and insuring Mortgagee’s interest in the Property which are acceptable to Mortgagee as of the date hereof, (b) the Liens and interests of this Mortgage, and (c) any other Encumbrance disclosed to Mortgagee in any commitment for title insurance delivered to Mortgagee or otherwise disclosed in writing to Mortgagee that Mortgagee shall expressly approve in its sole and absolute discretion.
“Person” means an individual, a corporation, a partnership, a joint venture, a limited liability company, a trust, an unincorporated association, any Governmental Authority or any other entity.
“Personalty” means all personal property of any kind or nature whatsoever, whether tangible or intangible and whether now owned or hereafter acquired, in which Mortgagor now has or hereafter

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acquires an interest and which is used in the construction of, or is placed upon, or is derived from or used in connection with the maintenance, use, occupancy or enjoyment of, the Property, including (a) the Accessories; (b) the Accounts; (c) all franchise, license, management or other agreements with respect to the operation of the Real Property or the business conducted therein (provided all of such agreements shall be subordinate to this Mortgage, and Mortgagee shall have no responsibility for the performance of Mortgagor’s obligations thereunder) and all general intangibles (including payment intangibles, trademarks, trade names, goodwill, software and symbols) related to the Real Property or the operation thereof; (d) all sewer and water taps, appurtenant water stock or water rights, allocations and agreements for utilities, bonds, letters of credit, permits, certificates, licenses, guaranties, warranties, causes of action, judgments, Claims, profits, security deposits, utility deposits, and all rebates or refunds of fees, Taxes, assessments, charges or deposits paid to any Governmental Authority related to the Real Property or the operation thereof; (e) all of Mortgagor’s rights and interests under all Swap Contracts, including all rights to the payment of money from Mortgagee under any Swap Contract and all accounts, deposit accounts and general intangibles, including payment intangibles, described in any Swap Contract; (f) all insurance policies held by Mortgagor with respect to the Property or Mortgagor’s operation thereof; and (g) all money, instruments and documents (whether tangible or electronic) arising from or by virtue of any transactions related to the Property, and all deposits and deposit accounts of Mortgagor with Mortgagee related to the Property, including any such deposit account from which Mortgagor may from time to time authorize Mortgagee to debit and/or credit payments due with respect to the Loan; together with all Additions to and Proceeds of all of the foregoing.
“Proceeds” when used with respect to any of the Property, means all proceeds of such Property, including all Insurance Proceeds and all other proceeds within the meaning of that term as defined in the Uniform Commercial Code of the State.
“Property” means the Real Property and the Personalty and all other rights, interests and benefits of every kind and character which Mortgagor now has or hereafter acquires in, to or for the benefit of the Real Property and/or the Personalty and all other property and rights used or useful in connection therewith, including all Leases, all Rents, all Condemnation Awards, all Proceeds, and all of Mortgagor’s right, title and interest in and to all Design and Construction Contracts, all Contracts of Sale and all Refinancing Commitments.
“Property Assessments” means all Taxes, payments in lieu of taxes, water rents, sewer rents, assessments, condominium and owner’s association assessments and charges, maintenance charges and other governmental or municipal or public or private dues, charges and levies and any Liens (including federal tax liens) which are or may be levied, imposed or assessed upon the Property or any part thereof, or upon any Leases or any Rents, whether levied directly or indirectly or as excise taxes, as income taxes, or otherwise.
“Real Property” means the Land and Improvements, together with (a) all estates, title interests, title reversion rights, remainders, increases, issues, profits, rights of way or uses, additions, accretions, servitudes, strips, gaps, gores, liberties, privileges, water rights, water courses, alleys, passages, ways, vaults, licenses, tenements, franchises, hereditaments, appurtenances, easements, rights-of-way, rights of ingress or egress, parking rights, timber, crops, mineral interests and other rights, now or hereafter owned by Mortgagor and belonging or appertaining to the Land or Improvements; (b) all Claims whatsoever of Mortgagor with respect to the Land or Improvements, either in law or in equity, in possession or in expectancy; (c) all estate, right, title and interest of Mortgagor in and to all streets, roads and public places, opened or proposed, now or hereafter adjoining or appertaining to the Land or Improvements; and (d) all options to purchase the Land or Improvements, or any portion thereof or interest therein, and any greater estate in the Land or Improvements, and all Additions to and Proceeds of the foregoing.

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“Refinancing Commitment” means any commitment from or other agreement with any Person providing for the financing of the Property, some or all of the proceeds of which are intended to be used for the repayment of all or a portion of the Loan.
“Rents” means all of the rents, royalties, issues, profits, revenues, earnings, income and other benefits of the Property, or arising from the use or enjoyment of the Property, including all such amounts paid under or arising from any of the Leases and all fees, charges, accounts or other payments for the use or occupancy of rooms or other public facilities within the Real Property.
“State” means the state in which the Land is located.
“Swap Contract” means any agreement, whether or not in writing, relating to any Swap Transaction, including, unless the context otherwise clearly requires, any form of master agreement (the “Master Agreement”) published by the International Swaps and Derivatives Association, Inc., or any other master agreement, entered into prior to the date hereof or any time after the date hereof, between Swap Counterparty and Borrower (or any of them), together with any related schedule and confirmation, as amended, supplemented, superseded or replaced from time to time.
“Swap Counterparty” means a Lender or an Affiliate of a Lender, in its capacity as counterparty under any Swap Contract.
“Swap Transaction” means any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, note or bill option, interest rate option, forward foreign exchange transaction, cap transaction, collar transaction, floor transaction, currency swap transaction, cross-currency rate swap transaction, swap option, currency option, credit swap or default transaction, T-lock, or any other similar transaction (including any option to enter into the foregoing) or any combination of the foregoing, entered into prior to the date hereof or any time after the date hereof between Swap Counterparty and Mortgagor so long as a writing, such as a Swap Contract, evidences the parties’ intent that such obligations shall be secured by this Mortgage in connection with the Loan.
“Taxes” means all taxes and assessments, whether general or special, ordinary or extraordinary, or foreseen or unforeseen, which at any time may be assessed, levied, confirmed or imposed by any Governmental Authority or any community facilities or other private district on Mortgagor or on any of its properties or assets or any part thereof or in respect of any of its franchises, businesses, income or profits.
“Transfer” means any direct or indirect sale, assignment, conveyance or transfer, including any Contract of Sale and any other contract or agreement to sell, assign, convey or transfer, whether made voluntarily or by operation of Law or otherwise, and whether made with or without consideration.
Article II
Granting Clauses; Condition of Grant.
Section 2.1    Conveyances and Security Interests.
In order to secure the prompt payment and performance of the Obligations, Mortgagor (a) grants, bargains, sells, aliens, remises, releases, assigns, mortgages, hypothecates, deposits, pledges, sets over, confirms, warrants and conveys the Real Property unto Mortgagee, for the ratable benefit of Lenders, all estate, right, title and interest of Mortgagor in and to the Real Property, whether now owned or held or hereafter acquired by Mortgagor, to have and hold the Real Property unto Mortgagee, for the ratable benefit of Lenders, and its successors and assigns forever; and to hold the Real Property unto Mortgagee in fee simple forever; provided that Mortgagor may retain possession of the Real Property until the occurrence of an Event of Default; (b) grants to Mortgagee, for the ratable benefit of Lenders, a security interest in the Personalty; (c) assigns to Mortgagee, and grants to Mortgagee a security interest in, all Condemnation Awards and all Insurance Proceeds; and (d) assigns to Mortgagee, for the ratable benefit of

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Lenders, and grants to Mortgagee, for the ratable benefit of Lenders, a security interest in, all of Mortgagor’s right, title and interest in, but not any of Mortgagor’s obligations or liabilities under, all Design and Construction Documents, all Contracts of Sale and all Refinancing Commitments. All Persons who may have or acquire an interest in all or any part of the Property will be deemed to have notice of, and will be bound by, the terms of the Obligations and each other agreement or instrument made or entered into in connection with each of the Obligations. Such terms include any provisions in the Note, the Loan Agreement or any Swap Contract which provide that the interest rate on one or more of the Obligations may vary from time to time. The definition of “Obligations” includes Future Advances.
Section 2.2    Absolute Assignment of Leases and Rents.
In consideration of the making of the Loan by Lenders to Borrower, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor absolutely and unconditionally assigns the Leases and Rents to Mortgagee, for the ratable benefit of Lenders. This assignment is, and is intended to be, an unconditional, absolute and present assignment from Mortgagor to Mortgagee of all of Mortgagor’s right, title and interest in and to the Leases and the Rents and not an assignment in the nature of a pledge of the Leases and Rents or the mere grant of a security interest therein. So long as no Event of Default shall exist, however, Mortgagor shall have a license (which license shall terminate automatically and without notice upon the occurrence of an Event of Default) to collect, but not prior to accrual, all Rents. Mortgagor agrees to collect and hold all Rents in trust for Mortgagee and to use the Rents for the payment of the cost of operating and maintaining the Property and for the payment of the other Obligations before using the Rents for any other purpose.
The assignments of Leases and Rents contained in this Mortgage are intended to provide Mortgagee with all of the rights and remedies of mortgagees pursuant to Section 697.07 of the Florida Statutes (hereinafter “Section 697.07”), as may be amended from time to time. However, in no event shall this reference diminish, alter, impair, or affect any other rights and remedies of Mortgagee, including but not limited to, the appointment of a receiver, nor shall any provision in this Section diminish, alter, impair or affect any rights or powers of the receiver in law or equity or as set forth herein. In addition, this assignment shall be fully operative without regard to value of the Property or without regard to the adequacy of the Property to serve as security for the obligations owed by Mortgagor to Mortgagee, and shall be in addition to any rights arising under Section 697.07. Further, except for the notices required hereunder, if any, Mortgagor waives any notice of default or demand for turnover of rents by Mortgagee to the extent permitted by applicable law, together with any rights under Section 697.07 to apply to a court to deposit the Rents into the registry of the court or such other depository as the court may designate.
Section 2.3    Security Agreement, Fixture Filing and Financing Statement.
This Mortgage creates a security interest in the Personalty, and, to the extent the Personalty is not real property, this Mortgage constitutes a security agreement from Mortgagor to Mortgagee, for the ratable benefit of Lenders, under the Uniform Commercial Code of the State. In addition to all of its other rights under this Mortgage and otherwise, Mortgagee shall have all of the rights of a secured party under the Uniform Commercial Code of the State, as in effect from time to time, or under the Uniform Commercial Code in force from time to time in any other state to the extent the same is applicable Law. This Mortgage shall be effective as a financing statement filed as a fixture filing with respect to all fixtures included within the Property and is to be filed for record in the real estate records of each county where any part of the Property (including such fixtures) is situated. This Mortgage shall also be effective as a financing statement with respect to any other Property as to which a security interest may be perfected by the filing of a financing statement and may be filed as such in any appropriate filing or recording office. The respective mailing addresses of Mortgagor and Mortgagee are set forth in the opening paragraph of this Mortgage. A carbon, photographic or other reproduction of this Mortgage or any other financing statement relating to this Mortgage shall be sufficient as a financing statement for any

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of the purposes referred to in this Section. Mortgagor hereby irrevocably authorizes Mortgagee at any time and from time to time to file any initial financing statements, amendments thereto and continuation statements as authorized by applicable Law, reasonably required by Mortgagee to establish or maintain the validity, perfection and priority of the security interests granted in this Mortgage. The foregoing authorization includes Mortgagor’s irrevocable authorization for Mortgagee at any time and from time to time to file any initial financing statements and amendments thereto that indicate the Personalty (a) as “all assets” of Mortgagor or words of similar effect, regardless of whether any particular asset comprised in the Personalty falls within the scope of the Uniform Commercial Code of the State or the jurisdiction where the initial financing statement or amendment is filed, or (b) as being of an equal or lesser scope or with greater detail.
Section 2.4    Release of Mortgage and Termination of Assignments and Financing Statements.
If and when Borrower has paid and performed all of the Obligations, and no further advances are to be made under the Loan Agreement, Mortgagee will promptly provide a release of the Property from the lien of this Mortgage and termination statements for filed financing statements, if any, to Mortgagor. Mortgagor shall be responsible for the recordation of such release and the payment of any recording and filing costs. Upon the recording of such release and the filing of such termination statements, the absolute assignments set forth in Section 2.2 shall automatically terminate and become null and void.
Article III
Representations and Warranties.
Mortgagor makes the following representations and warranties to Mortgagee and each of the Lenders:
Section 3.1    Title to Real Property.
To Mortgagor’s knowledge and belief, Mortgagor (a) owns fee simple title to the Real Property, (b) owns all of the beneficial and equitable interest in and to the Real Property, and (c) is lawfully seized and possessed of the Real Property. To Mortgagor’s knowledge and belief, Mortgagor has the right and authority to mortgage and convey the Real Property and does hereby mortgage and convey the Real Property in accordance with the terms of this Mortgage. To Mortgagor’s knowledge and belief, the Real Property is subject to no Encumbrances other than the Permitted Encumbrances and Taxes, not yet delinquent.
Section 3.2    Title to Other Property.
To Mortgagor’s knowledge and belief, Mortgagor has good title to the Personalty, and the Personalty is not subject to any Encumbrance other than the Permitted Encumbrances. To Mortgagor’s knowledge and belief, none of the Leases, Rents, Design and Construction Documents, Contracts of Sale or Refinancing Commitments are subject to any Encumbrance other than the Permitted Encumbrances.
Section 3.3    Property Assessments.
The fee portion of the Real Property is assessed for purposes of Property Assessments as a separate and distinct parcel from any other property, such that such fee portion of the Real Property is not subject to the Lien of any Property Assessments levied or assessed against any property other than the Real Property.
Section 3.4    Independence of the Real Property.
Except as disclosed in the underlying documents referenced in the title commitment relating to the Property delivered to Mortgagee in connection with the making of the Loan, no buildings or other improvements on property not covered by this Mortgage rely on the Real Property or any interest therein to fulfill any requirement of any Governmental Authority for the existence of such property, building or improvements; and, to Mortgagor’s knowledge and belief, none of the Real Property relies, or will rely,

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on any property not covered by this Mortgage or any interest therein to fulfill any requirement of any Governmental Authority. To Mortgagor’s knowledge and belief, the Real Property has been properly subdivided from all other property in accordance with the requirements of any applicable Governmental Authorities.
Section 3.5    Existing Improvements.
To Mortgagor’s knowledge and belief, the existing Improvements, if any, were constructed, and are being used and maintained, in accordance with all applicable Laws, including zoning Laws.
Section 3.6    Leases and Tenants.
To Mortgagor’s knowledge and belief, and except as expressly disclosed to Morgagee in writing, the Leases are valid and are in full force and effect, and Mortgagor is not in default under any of the terms thereof. Except as expressly permitted in the Loan Agreement, and except as expressly disclosed to Mortgagee in writing, Mortgagor has not accepted any Rents more than thirty (30) days in advance of the time the same became due under the Leases and has not forgiven, compromised or discounted any of the Rents. Mortgagor has title to and the right to assign the Leases and Rents to Mortgagee, and no other assignment of the Leases or Rents has been granted. To the best of Mortgagor’s knowledge and belief and except as disclosed to Mortgagee in writing, no tenant or tenants occupying, individually or in the aggregate, more than five percent (5%) of the net rentable area of the Improvements are in default under their Lease(s) or are the subject of any bankruptcy, insolvency or similar proceeding.
Article IV
Affirmative Covenants.
Section 4.1    Obligations.
Mortgagor agrees to promptly pay and perform all of the Obligations in accordance with the terms of the Loan Documents, time being of the essence in each case.
Section 4.2    Property Assessments; Documentary Taxes.
Mortgagor (a) will promptly pay in full and discharge all Property Assessments, and (b) will furnish to Mortgagee, upon written demand, the receipted bills for such Property Assessments prior to the day upon which the same shall become delinquent. Property Assessments shall be considered delinquent as of the first day any interest or penalty commences to accrue thereon. Except as may be permitted pursuant to the provisions of Section 4.3 below, Mortgagor will promptly pay all stamp, documentary, recordation, transfer and intangible taxes and all other taxes that may from time to time be required to be paid with respect to the Loan, the Note, this Mortgage or any of the other Loan Documents.
Section 4.3    Permitted Contests.
Mortgagor shall not be required to pay any of the Property Assessments, or to comply with any Law, so long as Mortgagor shall in good faith, and at its cost and expense, contest the amount or validity thereof, or take other appropriate action with respect thereto, in good faith and in an appropriate manner or by appropriate proceedings; provided that (a) such proceedings operate to prevent the collection of, or other realization upon, such Property Assessments or enforcement of the Law so contested, (b) there will be no sale, forfeiture or loss of the Property during the contest, (c) neither Mortgagee nor any Lender is subjected to any Claim as a result of such contest, and (d) Mortgagor provides assurances satisfactory to Mortgagee (including the establishment of an appropriate reserve account with Mortgagee) of its ability to pay such Property Assessments or comply with such Law in the event Mortgagor is unsuccessful in its contest. Each such contest shall be promptly prosecuted to final conclusion or settlement, and Mortgagor shall indemnify and save Mortgagee and each Lender harmless against all Claims in connection therewith. Promptly after the settlement or conclusion of such contest or action, Mortgagor shall comply with such Law and/or pay and discharge the amounts which shall be levied, assessed or imposed or

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determined to be payable, together with all penalties, fines, interests, costs and expenses in connection therewith.
Section 4.4    Compliance with Laws.
Mortgagor will comply with and not knowingly violate, and cause to be complied with and not violated, all present and future Laws applicable to the Property and its use and operation.
Section 4.5    Maintenance and Repair of the Property.
Mortgagor, at Mortgagor’s sole expense, will (a) keep and maintain Improvements and Accessories in good condition, working order and repair, and (b) make all necessary or appropriate repairs and Additions to Improvements and Accessories, so that each part of the Improvements and all of the Accessories shall at all times be in good condition and fit and proper for the respective purposes for which they were originally intended, erected, or installed.
Section 4.6    Additions to Security.
All right, title and interest of Mortgagor in and to all Improvements and Additions hereafter constructed or placed on the Property and in and to any Accessories hereafter acquired shall, without any further Mortgage, conveyance, assignment or other act by Mortgagor, become subject to the Lien of this Mortgage as fully and completely, and with the same effect, as though now owned by Mortgagor and specifically described in the granting clauses hereof. Mortgagor agrees, however, to execute and deliver to Mortgagee such further documents as may be reasonably required by the terms of the Loan Agreement and the other Loan Documents.
Section 4.7    Subrogation.
To the extent permitted by Law, Mortgagee shall be subrogated, notwithstanding its release of record, to any Lien now or hereafter existing on the Property to the extent that such Lien is paid or discharged by Mortgagee or any Lender whether or not from the proceeds of the Loan. This Section shall not be deemed or construed, however, to obligate Mortgagee or any Lender to pay or discharge any Lien.
Section 4.8    Leases.
(a)    Except as expressly permitted in the Loan Agreement, Mortgagor shall not enter into any Lease with respect to all or any portion of the Property without the prior written consent of Mortgagee as provided under the terms of the Loan Agreement.
(b)    Neither Mortgagee nor any Lender shall be obligated to perform or discharge any obligation of Mortgagor under any Lease. The assignment of Leases provided for in this Mortgage in no manner places on Mortgagee or any Lender any responsibility for (i) the control, care, management or repair of the Property, (ii) the carrying out of any of the terms and conditions of the Leases, (iii) any waste committed on the Property, or (iv) any dangerous or defective condition on the Property (whether known or unknown).
(c)    No approval of any Lease by Mortgagee shall be for any purpose other than to protect Mortgagee’s security and to preserve Mortgagee’s rights under the Loan Documents, and no such approval shall result in a waiver of a Default or Event of Default.
Article V
Negative Covenants.
Section 5.1    Encumbrances.
Except as expressly permitted in this Mortgage, Mortgagor will not permit any of the Property to become subject to any Encumbrance other than the Permitted Encumbrances. Within thirty (30) days after the filing of any mechanic’s lien or other Lien or Encumbrance against the Property, Mortgagor will

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promptly discharge the same by payment or filing a bond or otherwise as permitted by Law. So long as Mortgagee’s security has been protected by the filing of a bond or otherwise in a manner satisfactory to Mortgagee in its sole and absolute discretion, Mortgagor shall have the right to contest in good faith any Claim, Lien or Encumbrance (and shall not be deemed in default hereunder), provided that Mortgagor does so diligently and without prejudice to Mortgagee or delay in completing construction of the Improvements. Mortgagor shall give Mortgagee Notice of any default under any Lien and Notice of any foreclosure or threat of foreclosure with respect to any of the Property.
Section 5.2    Transfer of the Property.
With the exception of Permitted Transfers (as defined in the Loan Agreement), Mortgagor will not Transfer, or contract to Transfer, all or any part of the Property or any legal or beneficial interest therein (except for certain Transfers of the Accessories and other Transfers expressly permitted in this Mortgage).
Section 5.3    Removal, Demolition or Alteration of Accessories and Improvements.
Except to the extent permitted by the following sentence, no Improvements or Accessories shall be removed, demolished or materially altered without the prior written consent of Mortgagee and the Required Lenders, which consent shall not be unreasonably withheld, conditioned or delayed. Mortgagor may remove and dispose of, free from the Lien of this Mortgage, such Accessories as from time to time become worn out or obsolete, provided that, either (a) at the time of, or prior to, such removal, any such Accessories are replaced with other Accessories which are free from Liens other than Permitted Encumbrances and have a value at least equal to that of the replaced Accessories (and by such removal and replacement Mortgagor shall be deemed to have subjected such replacement Accessories to the Lien of this Mortgage), or (b) so long as a prepayment may be made without the imposition of any premium pursuant to the Note, such Accessories are sold at fair market value for cash and the net cash proceeds received from such disposition are paid over promptly to Mortgagee to be applied to the prepayment of the principal of the Loan. Notwithstanding the foregoing, nothing herein shall limit Mortgagor’s right to undertake any tenant improvements for tenants under their Leases (approved or deemed approved by Mortgagee or otherwise existing as of the date of this Mortgage), tenant improvements ongoing as of the date hereof, or any capital improvements to the Property.
Section 5.4    Additional Improvements.
Mortgagor will not construct any Improvements other than those presently on the Land and those described in the Loan Agreement without the prior written consent of Mortgagee and the Required Lenders, which consent shall not be unreasonably withheld, conditioned or delayed. Mortgagor will complete and pay for, prior to delinquency, any Improvements which Mortgagor is permitted to construct on the Land. Mortgagor will construct and erect any permitted Improvements (a) strictly in accordance with all applicable Laws and any private restrictive covenants, (b) entirely on lots or parcels of the Land, (c) so as not to encroach upon any easement or right of way or upon the land of others, and (d) wholly within any building restriction and setback lines applicable to the Land. Notwithstanding the foregoing, nothing herein shall limit Mortgagor’s right to undertake any tenant improvements for tenants under their Leases (approved or deemed approved by Mortgagee) or any capital improvements to the Property.
Section 5.5    Restrictive Covenants, Zoning, etc.
Without the prior written consent of Mortgagee and the Required Lenders, which consent shall not be unreasonably withheld, conditioned or delayed, Mortgagor will not initiate, join in, or consent to any change in, any restrictive covenant, easement, zoning ordinance, or other public or private restrictions limiting or defining the uses which may be made of the Property. Except as expressly permitted in this Mortgage, Mortgagor (a) will promptly perform and observe, and use commercially reasonable efforts to cause to be performed and observed, all of the terms and conditions of all agreements affecting the Property, and (b) will do or cause to be done all things reasonably necessary to preserve intact and

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unimpaired any and all easements, appurtenances and other interests and rights in favor of, or constituting any portion of, the Property.
Article VI
Events of Default.
The occurrence or happening, from time to time, of any one or more of the following shall constitute an Event of Default under this Mortgage:
Section 6.1    Payment Obligations.
Borrower fails to pay any of the Obligations within five (5) business days after same becomes due, whether on the scheduled due date or upon acceleration, maturity or otherwise.
Section 6.2    Transfers.
Mortgagor fails to comply with the provisions of Section 5.2 above.
Section 6.3    Other Obligations.
Mortgagor fails to promptly perform or comply with any of the Obligations set forth in this Mortgage (other than those expressly described in other Sections of this Article VI), and such failure continues uncured for a period of thirty (30) days after Notice from Mortgagee to Mortgagor, unless (a) such failure, by its nature, is not capable of being cured within such period, and (b) within such period, Mortgagor commences to cure such failure and thereafter diligently prosecutes the cure thereof, and (c) Mortgagor causes such failure to be cured no later than ninety (90) days after the date of such Notice from Mortgagee.
Section 6.4    Event of Default Under Other Loan Documents.
An Event of Default (as defined therein) occurs under the Note or the Loan Agreement, or Mortgagor or Guarantor fails to promptly pay, perform, observe or comply with any obligation or agreement contained in any of the other Loan Documents (within any applicable grace or cure period) and in accordance with the terms of the applicable Loan Documents, or if no such grace or cure period is specified, such failure continues uncured for a period of thirty (30) days after Notice from Mortgagee to Mortgagor, unless (a) such failure, by its nature, is not capable of being cured within such period, and (b) within such period, Mortgagor commences to cure such failure and thereafter diligently prosecutes the cure thereof, and (c) Mortgagor causes such failure to be cured no later than ninety (90) days after the date of such Notice from Mortgagee.
Section 6.5    Default Under Other Lien Documents.
A default occurs (and is not cured within any applicable notice and/or cure period) under any other mortgage, deed of trust or security agreement covering the Property, including any Permitted Encumbrances.
Section 6.6    Execution; Attachment.
Any execution or attachment is levied against any of the Property, and such execution or attachment is not set aside, discharged or stayed within thirty (30) days after the same is levied.
Section 6.7    Notice Limiting Future Advances. If Mortgagor, pursuant to Florida Statutes 697.04 (1) (b), as amended from time to time, files for record a notice limiting the maximum amount which may be secured by this Mortgage.

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Article VII
Rights and Remedies.
Upon the happening, and during the continuance of any Event of Default, Mortgagee shall have the right, in addition to any other rights or remedies available to Mortgagee under any of the Loan Documents, applicable Law, or equity to exercise any one or more of the following rights, powers or remedies:
Section 7.1    Acceleration.
Mortgagee may accelerate all Obligations under the Loan Documents whereupon such Obligations shall become immediately due and payable, and Mortgagee may also terminate any Swap Contract and such Swap Contracts shall immediately terminate, all of the foregoing without notice of default, notice of acceleration or intention to accelerate, presentment or demand for payment, protest, notice of protest, notice of nonpayment or dishonor, or notices or demands of any kind or character (all of which are hereby expressly waived by Mortgagor).
Section 7.2    Mortgagee’s Right to Enter and Take Possession, Operate and Apply Income.
(i)    Mortgagee may demand that Mortgagor surrender the actual possession of the Property and upon such demand, Mortgagor shall forthwith surrender same to Mortgagee and, to the extent permitted by law, Mortgagee itself, or by such officers or agents as it may appoint, may enter and take possession of all of the Property and may exclude Mortgagor and its agents and employees wholly therefrom.
(ii)    If Mortgagor shall for any reason fail to surrender or deliver the Property or any part thereof after Mortgagee’s demand, Mortgagee may obtain a judgment or order conferring on Mortgagee the right to immediate possession or requiring the Mortgagor to deliver immediate possession to Mortgagee, to the entry of which judgment or decree the Mortgagor hereby specifically consents.
(iii)    Mortgagee may from time to time: (A) continue and complete construction of, hold, store, use, operate, manage and control the Property and conduct the business thereof; (B) make all reasonably necessary maintenance, repairs, renewals, replacements, additions, betterments and improvements thereto and thereon and purchase or otherwise acquire additional Personalty; (C) insure or keep the Property insured; (D) exercise all the rights and powers of the Mortgagor in its name or otherwise with respect to the same; and (E) enter into agreements with others (including, without limitation, new Leases or amendments, extensions, or cancellations to existing Leases) all as Mortgagee from time to time may determine in its sole discretion. Mortgagor hereby constitutes and irrevocably appoints Mortgagee its true and lawful attorney-in-fact, which appointment is coupled with an interest, with full power of substitution, and empowers said attorney or attorneys in the name of Mortgagor, but at the option of said attorney-in-fact, to do any and all acts and execute any and all agreements that Mortgagee may deem necessary or proper to implement and perform any and all of the foregoing.
(iv)    The Mortgagee may, with or without taking possession of the Property as hereinabove provided, collect and receive all the Rents therefrom, including those past due as well as those accruing thereafter, and shall apply the monies so received first, to the payment of all costs and expenses (including, without limitation, costs of arbitration, reasonable attorneys’ fees and expenses) incurred by Mortgagee and its agents in connection with the collection of same, whether or not in possession of the Property, and second, in such order as Mortgagee may elect, to the payment of the Obligations.
Section 7.3    Proceedings To Recover Sums Due.
(i)    If any installment or part of any Obligation shall fail to be paid when due, Mortgagee shall be entitled to sue for and to recover judgment against the Mortgagor for the amount so due and unpaid together with all costs and expenses (including, without limitation, costs of arbitration, reasonable attorneys’ fees and expenses) incurred by Mortgagee in connection with such proceeding, together with

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interest thereon at the default rate under the Note from the date incurred by Mortgagee. Any such judgment against the Mortgagor shall bear interest at the maximum rate permitted by Law. All such costs and expenses shall be secured by this Mortgage and shall be due and payable by Mortgagor immediately.
(ii)    If Mortgagor shall fail to pay upon the Mortgagee’s demand, after acceleration as provided herein, all of the unpaid Obligations, together with all accrued interest thereon, Mortgagee shall be entitled to sue for and to recover judgment against the Mortgagor for the entire amount so due and unpaid together with all costs and expenses (including, without limitation, costs of arbitration, reasonable attorneys’ fees and expenses) incurred by Mortgagee in connection with such proceeding, together with interest thereon at the default rate under the Note from the date incurred by Mortgagee. Any such judgment against the Mortgagor shall bear interest at the maximum rate permitted by Law. All such costs and expenses shall be secured by this Mortgage and shall be payable by Mortgagor immediately. Mortgagee’s right under this subsection may be exercised by Mortgagee either before, after or during the pendency of any proceedings for the enforcement of this Mortgage, including appellate proceedings.
(iii)    No recovery of any judgment as provided in subsections (i) and (ii) above and no attachment or levy of any execution upon any of the Property or any other property shall in any way affect the lien of this Mortgage upon the Property or any part thereof, or any lien, rights, powers, or remedies of Mortgagee hereunder, but such lien, rights, powers and remedies shall continue unimpaired as before.
Section 7.4    Foreclosure.
(i)    Mortgagee may institute proceedings for the partial or complete foreclosure of this Mortgage and Mortgagee may, pursuant to any final judgment of foreclosure, sell the Property as an entirety or in separate lots, units, or parcels.
(ii)    In case of a foreclosure sale of all or any part of the Property, the proceeds of sale shall be applied in accordance with Section 7.14 hereof, and the Mortgagee shall be entitled to seek a deficiency judgment against the Mortgagor to enforce payment of any and all Obligations then remaining due and unpaid, together with interest thereon, and to recover a judgment against the Mortgagor therefor, which judgment shall bear interest at the maximum rate permitted by Law.
(iii)    The Mortgagee is authorized to foreclose this Mortgage subject to the rights of any tenants of the Property, or Mortgagee may elect which tenants Mortgagee desires to name as parties defendant in such foreclosure and failure to make any such tenants parties defendant to any such foreclosure proceedings and to foreclose their rights will not be, nor be asserted by the Mortgagor to be, a defense to any proceedings instituted by the Mortgagee to collect the unpaid Obligations or to collect any deficiency remaining unpaid after the foreclosure sale of the Property.
Section 7.5    Receiver.
Mortgagee may apply to any court of competent jurisdiction to have a receiver appointed to enter upon and take possession of the Property, collect the Rents therefrom and apply the same as the court may direct, such receiver to have all of the rights and powers permitted under the laws of the State. The right of the appointment of such receiver shall be a matter of strict right without regard to the value or the occupancy of the Property or the solvency or insolvency of Mortgagor. The expenses, including receiver’s fees, reasonable attorneys’ fees, costs and agent’s commission incurred pursuant to the powers herein contained, together with interest thereon at the default rate under the Note, shall be secured hereby and shall be due and payable by Mortgagor immediately without notice or demand. Notwithstanding the appointment of any receiver or other custodian, Mortgagee shall be entitled as pledgee to the possession and control of any cash or deposits at the time held by, payable, or deliverable under the terms of this Mortgage to the Mortgagee, and the Mortgagee shall have the right to offset the unpaid Obligations against any such cash or deposits in such order as Mortgagee may elect.

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Section 7.6    Remedies as to Personalty.
Mortgagee may exercise any or all of its rights and remedies under the Uniform Commercial Code-Secured Transactions as adopted by the State as in effect from time to time, (or under the Uniform Commercial Code in force from time to time in any other state to the extent the same is applicable law) or other applicable law as well as all other rights and remedies possessed by Mortgagee, all of which shall be cumulative. Mortgagee is hereby authorized and empowered to enter the Property or other place where the Personalty may be located without legal process, and to take possession of the Personalty without notice or demand, which hereby are waived to the maximum extent permitted by the laws of the State. Upon demand by Mortgagee, Mortgagor shall make the Personalty available to Mortgagee at a place reasonably convenient to Mortgagee. Mortgagee may sell at one or more public or private sales and for such price as Mortgagee may deem commercially reasonable, any and all of the Personalty secured by this Mortgage, and any other security or property held by Mortgagee and Mortgagee may be the purchaser of any or all of the Personalty.
Section 7.7    Other.
Mortgagee may institute and maintain any suits and proceedings as the Mortgagee may deem advisable (i) to prevent any impairment of the Property by any acts which may be unlawful or in violation of this Mortgage, (ii) to preserve or protect its interest in the Property, and (iii) to restrain the enforcement of or compliance with any Laws that may be unconstitutional or otherwise invalid, if the enforcement of or compliance with such Laws might impair the security hereunder or be prejudicial to the Mortgagee’s interest.
Section 7.8    Remedies Cumulative and Concurrent.
No right, power or remedy of Mortgagee as provided in the Note, this Mortgage, the Guaranty, or the other Loan Documents is intended to be exclusive of any other right, power, or remedy of Mortgagee, but each and every such right, power and remedy shall be cumulative and concurrent and in addition to any other right, power or remedy available to Mortgagee now or hereafter existing at law or in equity and may be pursued separately, successively or together against Mortgagor, any Guarantor, or any endorser, co-maker, surety or guarantor of the Obligations, or the Property or any part thereof, or any one or more of them, at the sole discretion of Mortgagee. The failure of Mortgagee to exercise any such right, power or remedy shall in no event be construed as a waiver or release thereof.
Section 7.9    Waiver, Delay or Omission.
No waiver of any Event of Default hereunder shall extend to or affect any subsequent or any other Event of Default then existing, or impair any rights, powers or remedies consequent thereon, and no delay or omission of Mortgagee to exercise any right, power or remedy shall be construed to waive any such Event of Default or to constitute acquiescence therein.
Section 7.10    Credit of Mortgagee.
To the maximum extent permitted by the laws of the State, upon any sale made under or by virtue of this Article, Mortgagee may bid for and acquire the Property, or any part thereof, and in lieu of paying cash therefor may apply to the purchase price, any portion of or all of the unpaid Obligations in such order as Mortgagee may elect.
Section 7.11    Sale.
Any sale or sales made under or by virtue of this Article shall operate to divest all the estate, right, title, interest, claim and demand whatsoever at law or in equity, of the Mortgagor and all Persons, except tenants pursuant to Leases approved by Mortgagee, claiming by, through or under Mortgagor in and to the properties and rights so sold, whether sold to Mortgagee or to others.
Section 7.12    Proofs of Claim.

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In the case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition, seizure of the Property by any Governmental Authority, or other judicial proceedings affecting the Mortgagor, any Guarantor, any endorser, co-maker, surety, or guarantor of the Obligations, or any of their respective properties, the Mortgagee, to the extent permitted by law, shall be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have its claim allowed in such proceedings for the entire unpaid Obligations at the date of the institution of such proceedings, and for any additional amounts which may become due and payable after such date.
Section 7.13    Waiver of Redemption, Notice, Marshalling, Etc.
Mortgagor hereby waives and releases, for itself and anyone claiming through, by, or under it, to the maximum extent permitted by the laws of the State:
(i)    all benefit that might accrue to Mortgagor by virtue of any present or future law exempting the Property, or any part of the proceeds arising from any sale thereof, from attachment, levy or sale on execution, or providing for any appraisement, valuation, stay of execution, exemption from civil process, redemption or extension of time for payment,
(ii)    unless specifically required herein, all notices of default, or Mortgagee’s actual exercise of any option or remedy under the Loan Documents, or otherwise, and
(iii)    any right to have the Property marshalled.
Section 7.14    Application of Proceeds.
The proceeds of any sale of all or any portion of the Property shall be applied by Mortgagee first, to the payment of receiver’s fees and expenses, if any, and to the payment of all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by Mortgagee, together with interest thereon at the default rate under the Note from the date so incurred, in connection with any entry, action or proceeding under this Article and, second, in such order as Mortgagee may elect, to the payment of the Obligations. Mortgagor shall be and remain liable to Mortgagee for any difference between the net proceeds of sale and the amount of the Obligations until all of the Obligations have been paid in full.
Section 7.15    Discontinuance of Proceedings.
If Mortgagee shall have proceeded to enforce any right under any Loan Document and such proceedings shall have been discontinued or abandoned for any reason, then except as may be provided in any written agreement between Mortgagor and Mortgagee providing for the discontinuance or abandonment of such proceedings, Mortgagor and Mortgagee shall be restored to their former positions and the rights, remedies and powers of Mortgagee shall continue as if no such proceedings had been instituted.
Section 7.16    Mortgagee’s Actions.
Mortgagee may, at any time without notice to any Person and without consideration, do or refrain from doing any or all of the following actions, and neither the Mortgagor, any Guarantor, any endorser, co-maker, surety or guarantor of the Obligations, nor any other Person (hereinafter in this Section collectively referred to as the “Obligor”) now or hereafter liable for the payment and performance of the Obligations shall be relieved from the payment and performance thereof, unless specifically released in writing by Mortgagee: (a) renew, extend or modify the terms of the Note, this Mortgage, the Guaranty and the other Loan Documents, or any of them, but only to the extent approved in writing by one or more of the Borrowers; (b) forbear or extend the time for the payment or performance of any or all of the Obligations; (c) apply payments by any Obligor to the reduction of the unpaid Obligations in such manner, in such amounts, and at such times and in such order and priority as Mortgagee may see fit; (d) release any Obligor; (e) substitute or release in whole or in part the Property or any other collateral or any portion thereof now or hereafter held as security for the Obligations without affecting, disturbing or

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impairing in any manner whatsoever the validity and priority of the lien of this Mortgage upon the Property which is not released or substituted, or the validity and priority of any security interest of the Mortgagee in such other collateral which is not released or substituted; (f) subordinate the lien of this Mortgage or the lien of any other security interest in any other collateral now or hereafter held as security for the Obligations; (g) join in the execution of a plat or replat of the Land (provided, however, notwithstanding the foregoing, Mortgagee will join in such plat or replat of the Land so long as such plat or replat is acceptable to Mortgagee); (h) join in and consent to the filing of a declaration of condominium or declaration of restrictive covenants regarding all or any part of the Land; (i) consent to the granting of any easement on the Land; and (j) generally deal with any obligor or any other party as Mortgagee may see fit.
Section 7.17    Other Remedies.
Mortgagee shall have the right from time to time to protect, exercise and enforce any legal or equitable remedy against Mortgagor provided under the Loan Documents or by applicable Laws.
Article VIII
Miscellaneous.
Section 8.1    Rights, Powers and Remedies Cumulative.
Each right, power and remedy of Mortgagee as provided for in this Mortgage, or in any of the other Loan Documents or now or hereafter existing by Law, shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Mortgage, or in any of the other Loan Documents or now or hereafter existing by Law, and the exercise or beginning of the exercise by Mortgagee of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by Mortgagee of any or all such other rights, powers or remedies.
Section 8.2    No Waiver by Mortgagee.
No course of dealing or conduct by or among Mortgagee and Mortgagor shall be effective to amend, modify or change any provisions of this Mortgage or the other Loan Documents. No failure or delay by Mortgagee to insist upon the strict performance of any term, covenant or agreement of this Mortgage or of any of the other Loan Documents, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, covenant or agreement or of any such breach, or preclude Mortgagee from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any of the Obligations, Mortgagee shall not be deemed to waive the right either to require prompt payment when due of all other Obligations, or to declare an Event of Default for failure to make prompt payment of any such other Obligations. Neither Mortgagor nor any other Person now or hereafter obligated for the payment of the whole or any part of the Obligations shall be relieved of such liability by reason of (a) the failure of Mortgagee to comply with any request of Mortgagor or of any other Person to take action to foreclose this Mortgage or otherwise enforce any of the provisions of this Mortgage, or (b) any agreement or stipulation between any subsequent owner or owners of the Property and Mortgagee, or (c) Mortgagee’s extending the time of payment or modifying the terms of this Mortgage or any of the other Loan Documents without first having obtained the consent of Mortgagor or such other Person. Regardless of consideration, and without the necessity for any notice to or consent by the holder of any subordinate Lien on the Property, Mortgagee may release any Person at any time liable for any of the Obligations or any part of the security for the Obligations and may extend the time of payment or otherwise modify the terms of this Mortgage or any of the other Loan Documents without in any way impairing or affecting the Lien of this Mortgage or the priority of this Mortgage over any subordinate Lien. The holder of any subordinate Lien shall have no right to terminate any Lease regardless of whether or not such Lease is subordinate to this Mortgage. Mortgagee may resort to the security or collateral described in this Mortgage or any of the other Loan Documents in such order and manner as Mortgagee may elect in its sole discretion.

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Section 8.3    Waivers and Agreements Regarding Remedies.
To the full extent Mortgagor may do so, Mortgagor hereby:
(a)    agrees that it will not at any time plead, claim or take advantage of any Laws now or hereafter in force providing for any appraisement, valuation, stay, extension or redemption, and waives and releases all rights of redemption, valuation, appraisement, stay of execution, exemption from civil process, extension of time for payment and notice of election to accelerate the Obligations;
(b)    waives all rights to a marshalling of the assets of Mortgagor, including the Property, or to a sale in the inverse order of alienation in the event of a foreclosure of the Property, and agrees not to assert any right under any Law pertaining to the marshalling of assets, the sale in inverse order of alienation, the exemption of homestead, the administration of estates of decedents, or other matters whatsoever to defeat, reduce or affect the right of Mortgagee under the terms of this Mortgage to a sale of the Property without any prior or different resort for collection, or the right of Mortgagee to the payment of the Obligations out of the proceeds of sale of the Property in preference to every other claimant whatsoever;
(c)    waives any right to bring or utilize any defense, counterclaim or setoff, other than one which denies the existence or sufficiency of the facts upon which any foreclosure action is grounded. If any defense, counterclaim or setoff, other than one permitted by the preceding clause, is timely raised in a foreclosure action, such defense, counterclaim or setoff shall be dismissed. If such defense, counterclaim or setoff is based on a Claim which could be tried in an action for money damages, such Claim may be brought in a separate action which shall not thereafter be consolidated with the foreclosure action. The bringing of such separate action for money damages shall not be deemed to afford any grounds for staying the foreclosure action; and
(d)    waives and relinquishes any and all rights and remedies which Mortgagor may have or be able to assert by reason of the provisions of any Laws pertaining to the rights and remedies of sureties.
Section 8.4    Successors and Assigns.
All of the grants, covenants, terms, provisions and conditions of this Mortgage shall run with the Land and shall apply to and bind the successors and assigns of Mortgagor (including any permitted subsequent owner of the Property), and inure to the benefit of Mortgagee, its successors and assigns.
Section 8.5    No Warranty by Mortgagee.
By inspecting the Property or by accepting or approving anything required to be observed, performed or fulfilled by Mortgagor or to be given to Mortgagee pursuant to this Mortgage or any of the other Loan Documents, Mortgagee shall not be deemed to have warranted or represented the condition, sufficiency, legality, effectiveness or legal effect of the same, and such acceptance or approval shall not constitute any warranty or representation with respect thereto by Mortgagee.
Section 8.6    Amendments.
This Mortgage may not be modified or amended except by an agreement in writing, signed by the party against whom enforcement of the change is sought.
Section 8.7    Severability.
In the event any one or more of the provisions of this Mortgage or any of the other Loan Documents shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any other respect, or in the event any one or more of the provisions of the Loan Documents operates or would prospectively operate to invalidate this Mortgage or any of the other Loan Documents, then and in either of those events, at the option of Mortgagee, such provision or provisions only shall be deemed null and void and shall not affect the validity of the remaining Obligations, and the remaining provisions of

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the Loan Documents shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.
Section 8.8    Notices.
All Notices required or which any party desires to give hereunder or under any other Loan Document shall be in writing and, unless otherwise specifically provided in such other Loan Document, shall be deemed sufficiently given or furnished if delivered by personal delivery, by nationally recognized overnight courier service or by certified United States mail, postage prepaid, addressed to the party to whom directed at the applicable address specified in the Preamble to this Mortgage (unless changed by similar notice in writing given by the particular party whose address is to be changed) or by facsimile. Any Notice shall be deemed to have been given either at the time of personal delivery or, in the case of courier or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile, upon receipt; provided that service of a Notice required by any applicable statute shall be considered complete when the requirements of that statute are met. Notwithstanding the foregoing, no notice of change of address shall be effective except upon actual receipt. This Section shall not be construed in any way to affect or impair any waiver of notice or demand provided in this Mortgage or in any other Loan Document or to require giving of notice or demand to or upon any Person in any situation or for any reason.
Section 8.9    Joint and Several Liability.
If Mortgagor consists of two (2) or more Persons, the term “Mortgagor” shall also refer to all Persons signing this Mortgage as Mortgagor, and to each of them, and all of them are jointly and severally bound, obligated and liable hereunder. Mortgagee may release, compromise, modify or settle with any of Mortgagor, in whole or in part, without impairing, lessening or affecting the obligations and liabilities of the others of Mortgagor hereunder or under the Note. Any of the acts mentioned aforesaid may be done without the approval or consent of, or notice to, any of Mortgagor.
Section 8.10    Rules of Construction.
The words “hereof,” “herein,” “hereunder,” “hereto,” and other words of similar import refer to this Mortgage in its entirety. The terms “agree” and “agreements” mean and include “covenant” and “covenants.” The words “include” and “including” shall be interpreted as if followed by the words “without limitation.” The headings of this Mortgage are for convenience of reference only and shall not be considered a part hereof and are not in any way intended to define, limit or enlarge the terms hereof. . Any reference to a Property street address(es) is for administrative and reference purposes only. In the event of any conflict between a Property street address(es) listed herein and Exhibit A attached hereto, the legal description set forth on Exhibit A shall control. All references (a) made in the neuter, masculine or feminine gender shall be deemed to have been made in all such genders, (b) made in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well, (c) to the Loan Documents are to the same as extended, amended, restated, supplemented or otherwise modified from time to time unless expressly indicated otherwise, (d) to the Land, Improvements, Personalty, Real Property or Property shall mean all or any portion of each of the foregoing, respectively, and (e) to Articles or Sections are to the respective Articles or Sections contained in this Mortgage unless expressly indicated otherwise. Any term used or defined in the Uniform Commercial Code of the State, as in effect from time to time, which is not defined in this Mortgage shall have the meaning ascribed to that term in the Uniform Commercial Code of the State. If a term is defined in Article 9 of the Uniform Commercial Code of the State differently than in another Article of the Uniform Commercial Code of the State, the term shall have the meaning specified in Article 9.
Section 8.11    Governing Law.
This Mortgage shall be construed, governed and enforced in accordance with the Laws in effect from time to time in the State (without regard to its conflicts of law principles).

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Section 8.12    Time of Essence.
It is specifically agreed that time is of the essence as to all matters provided for in this Mortgage.
Section 8.13    Survival of Warranties and Covenants.
The warranties, representations, covenants and agreements set forth in this Mortgage shall survive the making of the Loan and the execution and delivery of the Note, and shall continue in full force and effect until all of the Obligations shall have been paid and performed in full.
Section 8.14    WAIVER OF JURY TRIAL.
TO THE EXTENT PERMITTED BY APPLICABLE LAW, MORTGAGOR AND MORTGAGEE WAIVE TRIAL BY JURY IN RESPECT OF ANY DISPUTE AND ANY ACTION ON SUCH DISPUTE. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY MORTGAGOR AND MORTGAGEE, AND MORTGAGOR AND MORTGAGEE HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON OR ENTITY TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THE LOAN DOCUMENTS. MORTGAGOR AND MORTGAGEE ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL. MORTGAGOR FURTHER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS MORTGAGE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.
Section 8.15    Entire Agreement.
The Loan Documents constitute the entire understanding and agreement between Mortgagor and Mortgagee with respect to the transactions arising in connection with the Loan, and supersede all prior written or oral understandings and agreements between Mortgagor and Mortgagee with respect to the matters addressed in the Loan Documents. In particular, and without limitation, the terms of any commitment by Mortgagee to make the Loan are merged into the Loan Documents. Except as incorporated in writing into the Loan Documents, there are no representations, understandings, stipulations, agreements or promises, oral or written, with respect to the matters addressed in the Loan Documents.
Section 8.16    Limited Recourse Provision.
Mortgagee shall have no recourse against, nor shall there be any personal liability to, the members of Mortgagor, or to any shareholders, members, partners, beneficial interest holders or any other entity or person in the ownership (directly or indirectly) of Mortgagor with respect to the obligations of Mortgagor and Guarantor under the Loan. For purposes of clarification, in no event shall the above language limit, reduce or otherwise affect Mortgagor’s liability or obligations under the Loan Documents, Guarantor’s liability or obligations under the Guaranty, or Mortgagee’s right to exercise any rights or remedies against any collateral securing the Loan.
Section 8.17    Revolving Loan.
(a) The proceeds of the Note shall be advanced and readvanced from time to time by Mortgagee to Mortgagor as a single continuous revolving loan that allows Mortgagor to borrow, repay, reborrow, and repay without penalty or premium, from time to time during the term of the Note, subject to the provisions contained in the Note and in the Loan Agreement. Mortgagor agrees that any such advances or readvances of the proceeds of the Note to Mortgagor, if any, shall be evidenced by the Note,

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but this Section shall not obligate Mortgagee to reloan any money unless required to do so by the Loan Agreement.
(b) Until this Mortgage shall be satisfied of record, Mortgagor hereby waives for itself, and all subsequent successors in title to the Mortgaged Property, any right it may now or hereafter have, pursuant to Florida Statutes Chapter 697, as amended from time to time, to file for record a notice limiting the maximum amount which may be secured by this Mortgage.
Article XI
Non-Borrower Mortgagor.
Section 9.1    Definition.
As used in this Article IX, “Third Party Secured Obligation” means any obligation secured by this Mortgage which is required to be performed by any Borrower under the Loan Agreement other than Mortgagor.
Section 9.2    Rights of Mortgagee.
Mortgagor authorizes Mortgagee to perform any or all of the following acts at any time in its sole discretion, all without notice to Mortgagor and without affecting Mortgagee’s rights or Mortgagor’s obligations under this Mortgage:
(a)    Mortgagee may alter any terms of the Third Party Secured Obligations or any part of them, including renewing, compromising, modifying, extending or accelerating, terminating early, or otherwise changing the time for payment of, or increasing or decreasing the rate of interest on, the Third Party Secured Obligations or any part of them.
(b)    Mortgagee may enforce or forbear from enforcing the Third Party Secured Obligations on a net or gross basis.
(c)    Mortgagee may take and hold security for the Third Party Secured Obligations, accept additional or substituted security for that obligation, and subordinate, exchange, enforce, waive, release, reconvey, compromise, fail to perfect and sell or otherwise dispose of any such security.
(d)    Mortgagee may direct the order and manner of any sale of all or any part of any security now or later to be held for the Third Party Secured Obligations, and Mortgagee may also bid at any such sale and may apply all or any part of the Third Party Secured Obligations against the amount so bid.
(e)    Mortgagee may apply any payments or recoveries from Borrower (or any of them), Mortgagor or any other source, and any proceeds of any security, to the Third Party Secured Obligations in such manner, order and priority as Mortgagee may elect, whether that obligation is secured by this Mortgage or not at the time of the application.
(f)    Mortgagee may substitute, add or release any Borrower, guarantors or endorsers.
(g)    In addition to the Third Party Secured Obligation, Mortgagee may extend other credit to any Borrower, and may take and hold security for the credit so extended, whether or not such security is also security for the Third Party Secured Obligations, all without affecting Mortgagee’s rights or Mortgagor’s liability under this Mortgage.

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Section 9.3    Mortgage to be Absolute.
Mortgagor expressly agrees that until the earlier of (i) the release and reconveyance of this Mortgage in accordance with Section 2.6 of the Loan Agreement, or (ii) the date that the Third Party Secured Obligations are paid and performed in full, and each and every term, covenant and condition of this Mortgage is fully performed, Mortgagor shall not be released by or because of:
(a)    Any act or event which might otherwise discharge, reduce, limit or modify Mortgagor’s obligations under this Mortgage;
(b)    Any waiver, extension, modification, forbearance, delay or other act or omission of Mortgagee, or the failure by Mortgagee to proceed promptly or otherwise against any Borrower, Mortgagor or any security;
(c)    Any action, omission or circumstance which might increase the likelihood that Mortgagor may be called upon to perform under this Mortgage or which might affect the rights or remedies of Mortgagor against any Borrower; or
(d)    Any Borrower becoming insolvent or subject to any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships (an “Insolvency Proceeding”) and as a result thereof some or all of the Third Party Secured Obligations being terminated, rejected, discharged, modified or abrogated.
This Mortgage shall remain in full force and effect without regard to, and shall not be affected or impaired, by any invalidity, irregularity or unenforceability, in whole or in part (including with respect to any netting provision) of any Loan Document or Swap Contract or any limitation on the liability of any Borrower thereunder or any limitation on the method or terms of payment thereunder which may now or in the future be caused or imposed in any manner whatsoever. Mortgagor hereby acknowledges that absent this Section 9.3, Mortgagor might have a defense to the enforcement of this Mortgage as a result of one or more of the foregoing acts, omissions, agreements, waivers or matters. Mortgagor hereby expressly waives and surrenders any defense to any liability under this Mortgage based upon any of such acts, omissions, agreements, waivers or matters. It is the express intent of Mortgagor that Mortgagor’s obligations under this Mortgage are and shall be absolute, unconditional and irrevocable.
Section 9.4    Mortgagor’s Waivers.
Mortgagor waives:
(a)    All statutes of limitations as a defense to any action or proceeding brought against Mortgagor by Mortgagee , to the fullest extent permitted by law;
(b)    Any right it may have to require Mortgagee to proceed against any Borrower or any other party, proceed against or exhaust any security held from any Borrower or any other party, or pursue any other remedy in Mortgagee’s power to pursue;
(c)    To the extent permitted by applicable law, the benefit of all laws now existing or which may hereafter be enacted providing for any appraisement, valuation, stay, extension, redemption or moratorium;
(d)    All rights of marshaling in the event of foreclosure;
(e)    Any defense based on any claim that Mortgagor’s obligations exceed or are more burdensome than those of any other Borrower;

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(f)    Any defense based on: (i) any legal disability of any Borrower, (ii) any release, discharge, modification, impairment or limitation of the liability of any Borrower to Mortgagee from any cause, whether consented to by Mortgagee or arising by operation of law or from any Insolvency Proceeding, and (iii) any rejection, disallowance or disaffirmance of any of the Third Party Secured Obligations, or any part of them, or any security held for any of them, in any such Insolvency Proceeding;
(g)    Any defense based on any action taken or omitted by Mortgagee in any Insolvency Proceeding involving any Borrower, including. without limitation, filing, defending, settling or obtaining a judgment or order on any proof of claim or any adversary proceeding, making any election to have Mortgagee’s claim allowed as being secured, partially secured or unsecured, including any election under 11 U.S.C. Section 1111(b), seeking relief from the automatic stay or adequate protection, including submitting an appraisal of any security, voting to reject or accept or failing to vote on any reorganization plan, making any extension of credit by Mortgagee to any Borrower in any Insolvency Proceeding, and the taking and holding by Mortgagee of any security for any such extension of credit, whether or not such security is also security for the Third Party Secured Obligations;
(h)    All presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of acceptance of this Mortgage and of the existence, creation, or incurring of new or additional indebtedness, and demands and notices of every kind (other than notices expressly provided for under this Mortgage or under the Loan Agreement); and
(i)    Any defense based on or arising out of any defense that any Borrower may have to the payment or performance of the Third Party Secured Obligations or any part of them other than payment and performance in full.
Section 9.5    Mortgagor’s Additional Waivers.
Mortgagor waives:
(a)    The obligations of Mortgagor hereunder are independent of the obligations of any other Borrower, and a separate action or actions may be brought against Mortgagor whether or not action or suit is brought against any other Borrower or any other Borrower is joined in any such action or actions. At the option of Mortgagee, Mortgagor may be joined in any action or proceeding commenced by Mortgagee against any other Borrower in connection with or based on the Third Party Secured Obligations or any security therefor, and recovery may be had against Mortgagor in such action or proceeding without any requirement that Mortgagee first assert, prosecute or exhaust any remedy or claim against any other Borrower.
(b)    Upon the occurrence and during the continuance of any Event of Default under any of the Loan Documents, Mortgagee in its sole discretion, without prior notice to or consent of Mortgagor, may elect to: (i) foreclose either judicially or nonjudicially against any real or personal property security that Mortgagee may hold for the Third Party Secured Obligations other than the Property hereby encumbered, (ii) accept a transfer of any such security in lieu of foreclosure, (iii) compromise or adjust any of the Third Party Secured Obligations or any part of them or make any other accommodation with any other Borrower or Mortgagor, or (iv) exercise any other remedy against any Borrower or any security other than the Property hereby encumbered. With respect to security other than the Property hereby encumbered, no such action by Mortgagee shall release or limit the liability of Mortgagor, who shall remain liable under this Mortgage after the action, even if the effect of the action is to deprive Mortgagor of any subrogation rights, rights of indemnity, rights of contribution, or other rights to collect reimbursement from any Borrower for any recovery by Mortgagee against Mortgagor, whether contractual or arising by operation of law or otherwise. After any foreclosure or deed in lieu of foreclosure of any real or personal property pledged to secure any of the Third Party Secured Obligations,

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Mortgagor shall under no circumstances be deemed to have any right, title, interest or claim in or to such property, whether it is held by Mortgagee or any third party.
(c)    Regardless of whether Mortgagee may have recovered against Mortgagor, Mortgagor hereby waives, to the extent permitted by applicable law: (i) all rights of subrogation, all rights of indemnity, and any other rights to collect reimbursement or contribution from any other Borrower or any other party for any recovery by Mortgagee against Mortgagor, whether contractual or arising by operation of law (including the United States Bankruptcy Code or any successor or similar statute) or otherwise (collectively, “Reimbursement Rights”), (ii) all rights to enforce any remedy that Mortgagee may have against any other Borrower, and (iii) all rights to participate in any security now or later to be held by Mortgagee for the Third Party Secured Obligations. To the extent Mortgagor’s waiver of Reimbursement Rights is found by a court of competent jurisdiction to be void or voidable for any reason, any Reimbursement Rights Mortgagor may have against any other Borrower or any collateral or security shall be junior and subordinate to any rights Mortgagee may have against such Borrower and to all right, title and interest Mortgagee may have in any such collateral or security. If any amount should be paid to Mortgagor on account of any Reimbursement Rights at any time when any of the Third Party Secured Obligations have not been paid in full, such amount shall be held in trust for Mortgagee and shall immediately be paid over to Mortgagee to be credited and applied against the Third Party Secured Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents. The covenants and waivers of Mortgagor set forth in this Section 9.5(c) shall be effective until all of the Third Party Secured Obligations have been paid and performed in full and are made solely for the benefit of Mortgagee.
(d)    No provision or waiver in this Mortgage shall be construed as limiting the generality of any other provision or waiver contained in this Mortgage.
Section 9.6    Revival and Reinstatement.
If Mortgagee is required to pay, return or restore to any Borrower or any other person any amounts previously paid on any of the Third Party Secured Obligations because of any Insolvency Proceeding of any Borrower, any stop notice or any other reason, the obligations of Mortgagor shall be reinstated and revived and the rights of Mortgagee shall continue with regard to such amounts, all as though they had never been paid, and this Mortgage shall continue to be effective or be reinstated, as the case may be.
Section 9.7    Information Regarding Borrowers.
Mortgagor represents that: (a) Mortgagee has not made any representation to Mortgagor as to the creditworthiness of any Borrower, and (b) no oral promises, assurances, representations or warranties have been made by or on behalf of Mortgagee to induce Mortgagor to execute and deliver this Mortgage. Mortgagor has received and approved copies of all other requested Loan Documents. Before signing this Mortgage, Mortgagor investigated the financial condition and business operations of each other Borrower and such other matters as Mortgagor deemed appropriate to assure itself of each such Borrower’s ability to discharge its obligations in connection with the Third Party Secured Obligations. Mortgagor assumes full responsibility for that due diligence and for keeping informed of all matters which may affect any Borrower’s ability to pay and perform its obligations to Mortgagee. Mortgagee has no any duty to disclose to Mortgagor any information which Mortgagee may have or receive about any Borrower’s financial condition or business operations or any other circumstances bearing on any Borrower’s ability to perform.
Section 9.8    Counsel; Integration; Miscellaneous.
Mortgagor acknowledges that Mortgagor has had adequate opportunity to carefully read this Mortgage and to consult with an attorney of Mortgagor’s choice prior to signing it. No consent, approval

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or authorization of or notice to any person or entity is required in connection with Mortgagor’s execution of and obligations under this Mortgage, and Mortgagor acknowledges its execution and delivery of this Mortgage is made voluntarily without any duress or undue influence of any kind. No course of prior dealing, usage of trade, parol or extrinsic evidence of any nature shall be used to supplement, modify or vary any of the terms hereof. This Mortgage is intended by the parties to be a fully integrated and final expression of their agreement. This Mortgage and the other Loan Documents incorporate all negotiations of the parties and constitute the parties’ entire agreement. Mortgagor acknowledges that is relying on no written or oral agreement, representation, warranty or understanding of any kind made by Mortgagee, or any employee, attorney or agent of Mortgagee, except for the agreements of Mortgagee set forth herein and in the Loan Documents.

[Signature page follows.]

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IN WITNESS WHEREOF, Mortgagor has caused this Mortgage to be executed as of the day and year first written above.

MORTGAGOR:

KBSII EMERALD VIEW, LLC,
a Delaware limited liability company

By:	KBSII REIT ACQUISITION XVII, LLC,
a Delaware limited liability company,
its sole member

By:	KBS REIT PROPERTIES II, LLC,
a Delaware limited liability company,
its sole member

By:	KBS LIMITED PARTNERSHIP II,
a Delaware limited partnership,
its sole member

By:	KBS REAL ESTATE INVESTMENT TRUST II, INC.,
a Maryland corporation,
its general partner

By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.,
Chief Executive Officer

WITNESS OR ATTEST:

/s/ Bianca Villareal
Bianca Villareal

/s/ Debbie Montgomery
Debbie Montgomery

S-1

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ACKNOWLEDGMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California

County of Orange   )

On March 27, 2018 before me, K. Godin, Notary Public,
(here insert name of the officer)
personally appeared Charles J. Schreiber, Jr., who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.

Signature /s/ K. Godin  (Seal)

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Exhibit A

Legal Description

REAL PROPERTY IN THE CITY OF WEST PALM BEACH, COUNTY OF PALM BEACH, STATE OF FLORIDA, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

PARCEL 1: (FEE SIMPLE)

LOT 1, VISTA CENTER OF PALM BEACH PLAT 9, ACCORDING TO THE PLAT THEREOF, AS RECORDED IN PLAT BOOK 100, PAGE 60, OF THE PUBLIC RECORDS OF PALM BEACH COUNTY, FLORIDA.

PARCEL 2: (EASEMENT)

TOGETHER WITH NON-EXCLUSIVE EASEMENT, FOR THE BENEFIT OF PARCEL 1 ABOVE, AS CONTAINED IN THAT CERTAIN VISTA CENTER OF PALM BEACH DECLARATION OF PROTECTIVE COVENANTS, AS RECORDED IN OFFICIAL RECORDS BOOK 5900, PAGE 1476, OF THE PUBLIC RECORDS OF PALM BEACH COUNTY, FLORIDA, AS MAY BE FURTHER AMENDED.

PARCEL NO: 00-42-43-22-14-000-0010 (FOR INFORMATION ONLY)

Address: 2054 & 2056 Vista Parkway, West Palm Beach, FL 33411

A-29